     EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission on October 30, 2007, pertaining to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan and the Patriot Coal Corporation Employee Stock Purchase Plan of Patriot Coal Corporation of our report dated May 11, 2007, except for Note 1 as to which the date is August 17, 2007, and Note 18 as to which the date is September 17, 2007, with respect to the combined financial statements of Patriot Coal Corporation, included in its Form 10, as amended, filed with the Securities and Exchange Commission on October 10, 2007.
ERNST & YOUNG LLP
St. Louis, Missouri
October 30, 2007